UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2005

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2005 and February 11, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of NVIDIA Corporation (the “Company”) authorized the cash payment of variable compensation awards in respect of its fiscal year ended January 30, 2005 (“Fiscal Year 2005”). Cash awards for the named executive officers were based on metrics established by the Compensation Committee in February 2004. The amount of variable compensation awards was based one half on individual performance through the achievement of previously established key objectives and the other half was based on corporate performance through the achievement of revenue and gross margin targets. The Compensation Committee did not award variable compensation awards based on corporate performance as the Company did not achieve the previously established revenue and gross margin targets for Fiscal Year 2005. The following table sets forth the cash bonuses to be paid to the named executive officers as a result of their individual performance during Fiscal Year 2005:

Name	Title	Award
Jen-Hsun Huang	Chief Executive Officer and President	$480,000
Marvin D. Burkett	Chief Financial Officer	$180,000
David M. Shannon	Vice President and General Counsel	$120,000
Jeffrey Fisher	Executive Vice President of Worldwide Sales	$150,000
Di Ma	Vice President of Operations	$125,000

The Company will pay the variable performance awards during the first quarter of its fiscal year 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

By: /s/ Marvin D. Burkett
Marvin D. Burkett
Date: February 11, 2005	Chief Financial Officer